Exhibit (e)(4)

SYNOSIA THERAPEUTICS HOLDING LTD

Amended 2008 STOCK OPTION INCENTIVE PLAN

ADOPTED BY THE BOARD: 31 January 2011

TERMINATION DATE: 17 June 2018

The Company, its shareholders and warrant holders and Biotie Therapies Corp. have entered into a Combination Agreement dated 10 January 2010 under which they agreed to combine the business of Biotie Therapies Corp. and the Company through an exchange of shares by way of Biotie Therapies Corp. issuing new shares that will be directed to the Company’s shareholders and warrant holders. The exchange ratio agreed in the Combination Agreement is approximately 22.432 shares of Biotie Therapies Corp. for one Company share. As a result of the consummation of the transaction contemplated by the Combination Agreement, the Company will become a wholly owned subsidiary of Biotie Therapies Corp.

In addition, Biotie Therapies Corp. will also issue new shares directed to the Company for the purpose of the Company conveying such shares further to the Company’s option holders. In connection with, and to reflect the different corporate structure following, the closing of the transaction contemplated by the Combination Agreement, the Board, based on its authorities under Section 3. of the Plan, amended the Company’s 2008 Option Stock Incentive Plan.

1.	GENERAL

1.1.	Eligible Option Recipients

The persons eligible to receive Options are Employees, Directors and Consultants.

1.2.	General Purpose

The Company, by means of the Amended Plan, seeks to secure and retain the services of the group of persons eligible to receive Options as set forth in Section 1.1, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Subsidiary and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the shares of Biotie, the Company’s parent company through the granting of Options.

2.	DEFINITIONS

As used in the Amended Plan, the following definitions shall apply to the capitalized terms indicated below:

2.1.	Affiliate

Affiliate means, at the time of determination, the Company and any Subsidiary. The Board shall have the authority to determine the time or times at which Affiliate status of any Entity is determined within the foregoing definition.

2.2.	Amended Plan

Amended Plan means this Synosia Therapeutics Holding Ltd Amended 2008 Stock Option Incentive Plan.

2.3.	Biotie

Biotie means Biotie Therapies Corp. (Business Identity Code 1475830-6), a public limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Turku, Finland, the Company’s parent company following the closing of the transaction contemplated by the Combination Agreement.

2.4.	Biotie Share(s)

Biotie Share(s) mean(s) the shares of Biotie, which are listed on NASDAQ OMX Helsinki Ltd.

2.5.	Board

Board means the Board of Directors of the Company.

2.6.	Capitalization Adjustment

Capitalization Adjustment means with respect to, the Biotie Shares subject to the Amended Plan or subject to any Option after the Effective Date, any stock split, division or consolidation of Biotie Shares. Notwithstanding the foregoing, the conversion of any convertible securities of Biotie shall not be treated as a transaction resulting in a Capitalization Adjustment.

2.7.	Cause

Cause means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of Switzerland, the United States or any state thereof, or any other applicable law; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against a Group Company; (iii) such

Participant’s intentional, material violation of any contract or agreement between the Participant and a Group Company or of any statutory duty owed to any Group Company; (iv) such Participant’s unauthorized use or disclosure of any Group Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the respective Group Company in its sole discretion. Any determination by the respective Group Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Options held by such Participant shall have no effect upon any determination of the rights or obligations of any Group Company or such Participant for any other purpose.

2.8.	Change in Control

Change in Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Biotie or the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Biotie or Biotie immediately prior thereto do/does not Own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction, or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(ii)

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Biotie or the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Biotie or the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Biotie or Biotie or

(iii)

a public takeover offer is made to generally all holders of Biotie Share(s) (excluding only the offeror and any persons acting in concert with such offeror, Biotie or holders of Biotie Share(s) to whom such takeover offer is not available due to applicable legislation such as foreign securities laws), and such takeover offer having become or been declared unconditional in all respects, and, as a result thereof, Biotie becomes aware that the right to cast more than fifty percent (50%) of all the voting rights (whether exercisable or not) of Biotie has become vested in the offeror and any persons acting in concert with the offeror (Takeover Event).

Notwithstanding the foregoing or any other provision of this Amended Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the

Company or any Subsidiary and the Participant shall supersede the foregoing definition with respect to Options subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

2.9.	CO

CO means the Swiss Code of Obligations, as amended.

2.10.	Combination Agreement

Combination Agreement means the combination agreement between Biotie, the Company, all shareholders and warrant holders of the Company dated 10 January 2011, following its closing, the Company will become a wholly owned subsidiary of Biotie.

2.11.	Committee

Committee means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3.3.

2.12.	Common Stock

Common Stock means the common stock of the Company (Stammaktien).

2.13.	Company

Company means Synosia Therapeutics Holding Ltd, a Swiss corporation (Aktiengesellschaft).

2.14.	Consideration Shares

Consideration Shares means the 14,912,155 Biotie Shares resolved by the shareholders’ meeting of Biotie and issued to the Company for purposes of sourcing the Biotie Shares following any exercise of Options under this Amended Plan.

2.15.	Consultant

Consultant means any person, including an advisor, who is (i) engaged by a Group Company to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of a Group Company and is compensated for such services. However, service as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Amended Plan.

2.16.	Continuous Service

Continuous Service means that the Participant’s service with a Group Company, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to a Group Company as an Employee, Consultant or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with a Group Company, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as a Group Company, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as a Group Company. For example, a change in status, such as from an Employee of the Company to a Consultant to a Group Company or to a Director, shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Option only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement.

2.17.	Corporate Transaction

Corporate Transaction means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of Biotie or the Company and its Subsidiaries;

(ii)	a sale or other disposition of at least ninety percent (90%) of the outstanding securities of Biotie or the Company;

(iii)	the consummation of a merger, consolidation or similar transaction following which Biotie or the Company is not the surviving corporation; or

(iv)

the consummation of a merger, consolidation or similar transaction following which Biotie or the Company is the surviving corporation but the Biotie Shares or the shares of the Company outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

2.18.	Director

Director means a member of the Board or a board of directors of another Group Company

2.19.	Disability

Disability means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board in consideration of applicable Swiss rules regarding “permanent and total disability” and/or such medical evidence as the Board deems warranted under the circumstances.

2.20.	Effective Date

Effective Date means the effective date of this Amended Plan document as defined in Section 10 below.

2.21.	Employee

Employee means any person employed by a Group Company. However, service as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Amended Plan.

2.22.	Entity

Entity means a corporation, partnership, limited liability company or other entity.

2.23.	Fair Market Value

Fair Market Value means, as of any date, the value of the Biotie Shares determined on the basis of the closing price published for the Biotie Shares on the day prior to such determination.

2.24.	Group Company

Group Company means, at the time of determination, Biotie, the Company and any Subsidiary. The Board shall have the authority to determine the time or times at which Group Company status of any Entity is determined within the foregoing definition.

2.25.	Incentive Stock Option

Incentive Stock Option shall have the meaning defined in Section 6.1 below.

2.26.	Option

Option means an Option for the purchase of approx. 22.432 Biotie Shares instead of one (1) Common Stock and all existing Option Agreements are deemed to be adjusted accordingly. Any fractions of Biotie Shares upon an exercise will be rounded down to the next whole number.

2.27.	Option Agreement

Option Agreement means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Amended Plan. Option Agreements existing at the Effective Date shall remain into force and refer after the Effective Date to approx. 22.432 Biotie Shares per one Common Stock and be subject to this Amended Plan.

2.28.	Optionholder

Optionholder means a person to whom an Option is granted pursuant to the Amended Plan or, if permitted under the terms of this Amended Plan, such other person who holds an outstanding Option.

2.29.	Own, Owned, Owner, Ownership

A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

2.30.	Participant

Participant means a person to whom an Option is granted pursuant to the Amended Plan or, if applicable, such other person who holds an outstanding Option.

2.31.	Plan

Plan means this Synosia Therapeutics Holding Ltd 2008 Stock Option Incentive Plan.

2.32.	Restricted Stock Agreement

Restricted Stock Agreement means a written agreement between the Company and a holder of Biotie Shares acquired following an early exercise under Section 6.11 evidencing the terms and conditions applying to such Biotie Shares. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Amended Plan. Restricted Stock Agreements existing at the Effective Date shall remain into force and refer after the Effective Date to approx. 22.432 Biotie Shares per one Common Stock and be subject to this Amended Plan.

2.33.	Subsidiary

Subsidiary means, with respect to Group Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by a Group Company, and (ii) any partnership in which a Group Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3.	ADMINISTRATION

3.1.	Administration by Board

The Board shall administer the Amended Plan unless and until the Board delegates administration of the Amended Plan to a Committee, as provided in Section 3.3.

3.2.	Powers of Board

The Board or the Committee, to the extent delegated to the Committee pursuant to Section 3.3, shall have the power, subject to, and within the limitations of, the express provisions of the Amended Plan:

(i)

To determine from time to time (a) which of the persons eligible under the Amended Plan shall be granted Options; (b) when and how each Option shall be granted; (c) the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to exercise Options pursuant to a Option; and (d) the number of Biotie Shares with respect to which a Option shall be granted to each such person.

(ii)

To construe and interpret the Amended Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Amended Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Amended Plan or an Option fully effective.

(iii)	To settle all controversies regarding the Amended Plan and Options granted under it.

(iv)

To accelerate the time at which a Option may first be exercised or the time during which a Option or any part thereof will vest in accordance with the Amended Plan, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

(v)

To suspend or terminate the Amended Plan at any time. Suspension or termination of the Amended Plan shall not impair rights and obligations under any Option granted while the Amended Plan is in effect except with the written consent of the affected Participant.

(vi)

To amend the Amended Plan, subject to the limitations, if any, of applicable law. However, no amendment, shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law. Rights under any Option granted before amendment of the Amended Plan shall not be impaired by any amendment of the Amended Plan unless (a) the Company requests the consent of the affected Participant, and (b) such Participant consents in writing.

(vii)

To amend the Amended Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the CO and other applicable laws relating to Options or to the Amended Plan.

(viii)

To amend the terms of any one or more Options, including, but not limited to, amendments to provide terms more favorable than previously provided in the Option Agreement, subject to any specified limits in the Amended Plan that are not subject to Board discretion; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (a) the Company requests the consent of the affected Participant, and (b) such Participant consents in writing.

(ix)

Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Amended Plan or Options.

(x)

To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Amended Plan by Employees, Directors or Consultants who are foreign nationals or employed outside of Switzerland.

(xi)

To effect, at any time and from time to time, with the consent of any adversely affected Participant, (a) the reduction of the exercise price of any outstanding Option under the Amended Plan; (b) the cancellation of any outstanding Option under the Amended Plan and the grant in substitution therefore of (1) a new Option under the Amended Plan or another equity plan of the Company covering the same or a different number of Biotie Shares, (2) cash, and/or (3) other valuable consideration (as determined by the Board, in its sole discretion); or (b) any other action that is treated as a repricing under generally accepted accounting principles.

3.3.	Delegation to Committee

The Board may delegate some or all of the administration of the Amended Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Amended Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Amended Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Amended Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Amended Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

3.4.	Effect of Board’s Decision

All determinations, interpretations and constructions made by the Board (or any Committee) in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE AMENDED PLAN

4.1.	Consideration Shares

Subject to the provisions of Section 8.1 relating to Capitalization Adjustments, the number of Biotie Shares for Options shall not exceed, in the aggregate, 14,912,155 Biotie Shares, unless the shareholders’ meeting of Biotie has resolved to issue additional Biotie Shares to the Company for the purpose of this Amended Plan.

4.2.	Source of Shares

The Biotie Shares for any Option granted under the Amended Plan shall be sourced from the Consideration Shares.

5.	ELIGIBILITY FOR OPTIONS

Awards may be granted to Directors, Employees and Consultants, in the sole discretion of the Board. In determining the persons to whom Options shall be granted, the Board shall take into account such factors as the Board shall deem relevant in connection with accomplishing the purposes of the Amended Plan.

6.	OPTION PROVISIONS

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

6.1.	Type of Options

Each Option Agreement may specifically state that the Option constitutes an Incentive Stock Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (as amended) and the regulations promulgated thereunder. The maximum number of Biotie Shares at disposal for the exercise of Incentive Stock Options is 14,912,155 Biotie Shares. All Employees shall be eligible to receive incentive stock options.

6.2.	Term

No Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

6.3.	Exercise Price of an Option

The exercise price per Option for the purchase of 22.432 Biotie Shares shall be determined by the Board at the time of grant. The exercise price shall be determined in Swiss Francs.

6.4.	Method and Time of Payment

The exercise price shall be paid in full, at the time of exercise, in cash, or in the sole discretion of the Board, through a cashless exercise procedure. Any right of the Optionholder to pay the exercise price in any other way, including by way of set-off or compensation with claims of the Optionholder against the Company, is expressly excluded.

6.5.	Transferability of Options

The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)

Restrictions on Transfer. Incentive Stock Options are not transferable. In addition, an Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii)

Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Board, in a form provided by or otherwise satisfactory to the Board, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

6.6.	Vesting Generally

The total number of Biotie Shares subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary.

6.7.	Termination of Continuous Service

In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

6.8.	Disability of Optionholder

In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

6.9.	Death of Optionholder

In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

6.10.	Termination for Cause

Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

6.11.	Early Exercise

The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the Biotie Shares subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 7.7, any unvested Biotie Shares so acquired must be subject to a Restricted Stock Purchase Agreement, which includes a repurchase option in favor of the Company and may be subject to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 7.7 is not violated, the Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	MISCELLANEOUS

7.1.	Use of Proceeds from exercise prices of Options

Proceeds from exercises of Options shall constitute general funds of the Company.

7.2.	Stockholder Rights

No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Biotie Shares subject to such Option unless and until such Participant has satisfied all requirements for exercise of, and has exercised the Option pursuant to its terms.

7.3.	No Employment or Other Service Rights

Nothing in the Amended Plan or any Option Agreement shall confer upon any Participant any right to continue to serve a Group Company in the capacity in effect at the time the Option was granted or shall affect the right of a Group Company to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with a Group Company, or (iii) the service of a Director pursuant to the articles of association of and any applicable provisions of the corporate law of the state in which a Group Company is incorporated, as the case may be.

7.4.	Investment Assurances

The Company may require a Participant, as a condition of exercising or acquiring Biotie Shares under any Option, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Biotie Shares subject to the Option for the Participant’s own account and not with any present intention of selling or otherwise distributing Biotie Shares.

7.5.	Withholding Obligations

To the extent provided by the terms of a Option Agreement or where required by applicable law, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation, or any withhold any contributions to social security and any other duty(ies) which the Company may be required to withhold or pay as well as any other duty levied on the Company in this respect, relating to a Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Option as a liability); or (iii) by such other method as may be set forth in the Option Agreement.

7.6.	Electronic Delivery

Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

7.7.	Repurchase Limitation

The terms of any repurchase option shall be specified in the Option, and the repurchase price shall be the lower of (i) the Fair Market Value of the Biotie Shares on the date of repurchase or (ii) their original purchase price. Any repurchase option contained in a Option granted shall be exercised for cash or cancellation of purchase money indebtedness for the Biotie Shares within ninety (90) days of termination of Continuous Service (or in the case of Biotie Shares transfered upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

8.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS

8.1.	Capitalization Adjustments

In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended Plan pursuant to Section 4.1, (ii) the class(es) and number of securities and price per share of stock subject to outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive, provided that, any such determination remains subject to shareholders’ approval of Biotie where required.

8.2.	Dissolution or Liquidation

In the event of a dissolution or liquidation of Biotie or the Company, all outstanding Options (other than Options consisting of vested Biotie Shares not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the Biotie Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Option is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Options to become fully vested, exercisable and/or no longer subject to repurchase (to the extent such Options have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

8.3.	Corporate Transaction

The following provisions shall apply to Options in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Subsidiary and the holder of the Option:

(i)

Options May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Options outstanding under the Amended Plan or may substitute similar Options for Options outstanding under the Amended Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of Biotie or Biotie pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Biotie Shares acquired pursuant to Options may be assigned by the Company to the successor of Biotie or the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Option or substitute a similar Option for only a portion of an Option. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii)

Options Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Options or substitute similar Options for such outstanding Options, then with respect to Options that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the Current Participants), the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Options shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any repurchase rights held by the Company with respect to such Options shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)

Options Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Options or substitute similar Options for such outstanding Options, then with respect to Options that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Options (and, if applicable, the time at which such Option may be exercised) shall not be accelerated and such Options (other than a Option consisting of vested Biotie Share(s) not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Options shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)

Payment for Options in Lieu of Exercise. Notwithstanding the foregoing, in the event a Option will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Option may not exercise such Option but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (a) the value of the property the holder of the Option would have received upon the exercise of the Option, over (b) any exercise price payable by such holder in connection with such exercise.

(v)

Change in Control. Upon occurrence of a Change in Control, except for a Takeover Event, the Board may determine that each outstanding un-vested Option shall accelerate so that each un-vested Option shall, immediately prior to the effective date of such Change in Control, become fully exercisable and may be exercised as fully-vested Options into Biotie Shares, and that any and all rights of repurchase of the Company and all transfer restrictions imposed (by the Amended Plan or any Option Agreement) on Biotie Shares acquired upon exercise of Options shall cease to apply immediately prior to the effective date of such Change in Control. In the event that the Board does not determine such acceleration and cessation of rights of repurchase and transfer restrictions upon occurrence of a Change in Control, and as of, or within twelve (12) months after, the effective time of such Change in Control the Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause, then, each un-vested Option shall as of the date of such termination of Continuous Service become fully exercisable and may be exercised as fully-vested Options into Biotie Shares within thirty (30) days following such termination, and any and all rights of repurchase of the Company and all transfer restrictions imposed (by the Amended Plan or any Option Agreement) on Biotie Shares acquired upon exercise of Options shall cease to apply as of the date of such termination of Continuous Service.

(vi)

Upon occurrence of a Takeover Event, each outstanding un-vested Option shall automatically accelerate so that each un-vested Option shall become fully exercisable and may be exercised as fully-vested Options into Biotie Shares immediately following the effective date of such Takeover Event. Furthermore, upon occurrence of a Take-Over Event, any and all rights of repurchase of the Company and all transfer restrictions imposed (by the Amended Plan or any Option Agreement) on Biotie Shares acquired upon exercise of Options shall cease to apply immediately following the effective date of such Takeover Event.

9.	TERMINATION OR SUSPENSION OF THE AMENDED PLAN

9.1.	Amended Plan Term

Unless sooner terminated by the Board pursuant to Section 3, the Amended Plan automatically shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date on which the Amended Plan is adopted by the Board, or (ii) the date on which the Amended Plan is approved by the Company’s shareholders. No Options may be granted under the Amended Plan while the Amended Plan is suspended or after it is terminated.

9.2.	No Impairment of Rights

Suspension or termination of the Amended Plan shall not impair rights and obligations under any Option granted while the Amended Plan is in effect except with the written consent of the affected Participant.

10.	EFFECTIVE DATE OF AMENDED PLAN

Following approval by the Board, this Amended Plan shall enter into force as of the date of the closing of the transaction between the Company and Biotie Therapies Corp. which is scheduled on or about 1 February 2011. If such closing will not take place for whatever reason, this Amended Plan shall not have any effect and the Plan will remain in full force.

11.	CHOICE OF LAW

The laws of Switzerland shall govern all questions concerning the construction, validity and interpretation of this Amended Plan, without regard to its conflict of laws rules.